Exhibit 10.4

SECURED PROMISSORY NOTE AMENDMENT AND EXTENSION AGREEMENT

This Secured Promissory Note Amendment and Extension Agreement (the “Agreement”) is entered into by JDone LLC, a Colorado limited liability company (the “Borrower”) and Thomas S. Yang (the “Holder”), as of April 20, 2022 and effective as of April 15, 2022.

Reference is made to that certain original Secured Promissory Note between the Borrower and the Holder, dated as of September 15, 2014 and amended on October 1, 2019, and most recently January 15, 2022, together with all amendments thereto (the “Note”), together with all associated notes, pledge agreements, guaranties, deeds of trust, security agreements, affidavits and other instruments and documents executed and delivered by the Borrower, the Holder and any Guarantors (the “Loan Documents”). Each of the Loan Documents shall be deemed to be amended in connection with the terms of this Agreement and the terms of this Agreement and the Note, as amended and extended hereby, shall be the controlling document with respect to the Note and the Loan Documents.

All capitalized terms used herein, but not otherwise defined, shall have the meaning ascribed to such terms in the Note and the Loan Documents.

At the execution of this Agreement, the Borrower shall undertake the following, and the Note shall be amended as follows:

(i)	The Holder and Borrower agree that the outstanding principal balance under the Note is currently $499,702.22 after application of the April 2022 payment;

(ii)	the Borrower shall pay a principal payment in the amount of $25,000 within three business days of both parties’ execution of this extension agreement, after which the principal balance will be $474,702.22;

(iii)	the Borrower shall pay an extension fee of $1,000 each month on May 15, 2022 and June 15, 2022 thereby amending the term of the Note (as described in (iv) below);

(iv)	the Note shall be amended to change the Maturity Date to June 15, 2022;

(v)	the Borrower will pay principal and interest payments of $5,500.00 on or about May 15, 2022, and June 15, 2022;

(vi)	after such principal and interest payments, the outstanding principal balance under the note as of June 15, 2022 will be $473,188.73; and

(vii)	Borrower may pay off the loan at any time prior to the Maturity Date without penalty which will also eliminate any future extension fees.

(viii)	Any time prior to June 15, 2022, if Borrower raises new equity capital in the amount of five million dollars ($5,000,000.00) or greater, then within ten (10) business days of closing, repayment of all outstanding principal and interest on this Secured Promissory Note will be due to Holder.

All other terms contained in the Note and the Loan Documents shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Borrower and the Holder have executed this Agreement as of the date first written above and effective as the date stated above.

BORROWER:

JDone LLC

By:	Generation Hemp, Inc.

/s/ Gary C. Evans
By:
Gary C. Evans
Chairman and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

HOLDER:

/s/ Thomas S. Yang
By:
Thomas S. Yang